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Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
NeighborCare, Inc.:

        We consent to the use of our report dated April 29, 2004, with respect to the consolidated balance sheets of NeighborCare, Inc. and subsidiaries as of September 30, 2003 and 2002, the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 2003, and the related financial statement schedule, which report is included herein, and to the reference to our firm under the headings "Experts", "Selected Financial Data" and "Summary Financial Data" in the prospectus.

        Our report contains an explanatory paragraph that refers to the Company's adoption of the provisions of Statements of Financial Accounting Standards (SFAS) No. 141, Business Combinations, SFAS No. 142, Goodwill and Other Intangible Assets, and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective September 30, 2001, and the adoption of the provisions of SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, effective October 1, 2002.

        In addition, our report contains an explanatory paragraph that states, on October 2, 2001 the Company consummated a Joint Plan of Reorganization (the "Plan"), which had been confirmed by the United States Bankruptcy Court. The Plan resulted in a change in ownership of the Company and, accordingly, effective September 30, 2001, the Company accounted for the change in ownership through "fresh-start" reporting. As a result, the consolidated information prior to September 30, 2001 is presented on a different cost basis than that as of and subsequent to September 30, 2001 and, therefore, is not comparable.

/s/ KPMG, LLP

Baltimore, Maryland
April 30, 2004

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  Exhibit 23.1
Consent of Independent Auditors